Filed pursuant to Rule 433

Registration Statements Nos. 333-180967

and 333-180967-02

January 10, 2013

Final Term Sheet

TOTAL CAPITAL CANADA LTD.

(A wholly-owned subsidiary of TOTAL S.A.)

$1,000,000,000 Floating Rate Guaranteed Notes Due 2016

Guaranteed on an unsecured, unsubordinated basis by

TOTAL S.A.

Issuer	Total Capital Canada Ltd.

Guarantee	Payment of the principal of, premium, if any, and interest on the notes is guaranteed by TOTAL S.A.

Format	SEC-registered global notes

Title	$1,000,000,000 Floating Rate Guaranteed Notes due 2016

Total Initial Principal Amount Being Issued	$1,000,000,000

Issue Price	100%

Pricing Date	January 10, 2013

Expected Settlement Date	January 17, 2013 (T+5)

Maturity Date	January 15, 2016, unless earlier redeemed

Day Count	Actual/360

Business Day Convention	Modified following adjusted (London)

Optional Redemption Terms	Tax call at par

Interest Rate	The Interest Rate for the first Interest Period will be the 3-month U.S. dollar London Interbank Offered Rate (“LIBOR”), as determined on January 15, 2013, plus the Spread (as described below). Thereafter, the Interest Rate for any Interest Period will be U.S. dollar LIBOR, as determined on the applicable Interest Determination Date, plus the Spread. The Interest Rate will be reset quarterly on each Interest Reset Date.

Spread to LIBOR	38bps

Date Interest Starts Accruing	January 17, 2013

Interest Payment Dates	Each January 15, April 15, July 15 and October 15, subject to adjustment in accordance with the business day convention specified above

First Interest Payment Date	April 15, 2013

Interest Reset Dates	The interest reset date for each Interest Period other than the first interest period will be the first day of such interest period, subject to adjustment in accordance with the business day convention specified above

Interest Periods	The period beginning on, and including, an Interest Payment Date and ending on, but not including, the following Interest Payment Date; provided that the first

Interest Period will begin on January 17, 2013, and will end on, but not include, the first Interest Payment Date

Interest Determination Date	The Interest Determination Date relating to a particular Interest Reset Date will be the second London Business Day preceding such Interest Reset Date

London Business Day	Any week day on which banking or trust institutions in London are not authorized generally or obligated by law, regulation or executive order to close

Regular Record Dates for Interest	Each January 1st, April 1st, July 1st and October 1st

Trustee	The Bank of New York Mellon

Listing	None

Denominations	$2,000 and increments of $1,000 above that amount

Expected Ratings of the Notes	Moody’s: Aa1/Negative

Standard & Poor’s: AA-/Stable

Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by Total Capital Canada Ltd. and TOTAL S.A. and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

CUSIP / ISIN	89153U AD3 / US89153UAD37

Selling Restrictions	European Economic Area, France, United Kingdom, Canada

Joint Book-Running Managers	Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC RBC Capital Markets, LLC SG Americas Securities, LLC

Calculation of U.S. Dollar LIBOR	The Calculation Agent will determine U.S. dollar LIBOR in accordance with the following provisions: With respect to any Interest Determination Date, U.S. dollar LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the Interest Reset Date that appears on the designated LIBOR page as of 11:00 a.m., London time, on that Interest Determination Date. If no rate appears, U.S. dollar LIBOR, in respect of that Interest Determination Date, will be determined as follows: the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent (after consultation with the Issuer), to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then U.S. dollar LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then U.S. dollar LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on the Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent (after consultation with the Issuer) for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected by the Calculation Agent are not providing quotations in the manner described by this sentence, U.S. dollar LIBOR determined as of that Interest Determination Date will be U.S. dollar LIBOR in effect on that Interest Determination Date. The designated LIBOR page is the Reuters screen “LIBOR01”, or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. The Reuters screen “LIBOR01” is the display designated as the Reuters screen “LIBOR01”, or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services as may be denominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits. All calculations made by the Calculation Agent for the purposes of calculating the Interest Rate on the Floating Rate Guaranteed Notes Due 2016 shall be conclusive and binding on the holders of Floating Rate Guaranteed Notes Due 2016, TOTAL S.A., Total Capital Canada Ltd. and the trustee, absent manifest error.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, RBC Capital Markets, LLC toll-free at 1-866-375-6829 or SG Americas Securities, LLC toll-free at 1-855-881-2108.

Final Term Sheet

TOTAL CAPITAL CANADA LTD.

(A wholly-owned subsidiary of TOTAL S.A.)

$1,000,000,000 1.450% Fixed Rate Guaranteed Notes Due 2018

Guaranteed on an unsecured, unsubordinated basis by

TOTAL S.A.

Issuer	Total Capital Canada Ltd.

Guarantee	Payment of the principal of, premium, if any, and interest on the notes is guaranteed by TOTAL S.A.

Format	SEC-registered global notes

Title	$1,000,000,000 1.450% Fixed Rate Guaranteed Notes due 2018

Total Initial Principal Amount Being Issued	$1,000,000,000

Issue Price	99.904%

Pricing Date	January 10, 2013

Expected Settlement Date	January 17, 2013 (T+5)

Maturity Date	January 15, 2018, unless earlier redeemed

Day Count	30/360

Business Day Convention	Following, unadjusted

Optional Redemption Terms	Make-whole call at Treasury Rate plus 12.5 basis points

Tax call at par

Interest Rate	1.450% per annum

Benchmark Treasury	0.750% due Dec 2017

Benchmark Treasury Price	99-25 3/4

Benchmark Treasury Yield	0.790%

Spread to Benchmark Treasury	Plus 68 bps

Yield to Maturity	1.470%

Date Interest Starts Accruing	January 17, 2013

Interest Payment Dates	Each January 15 and July 15

First Interest Payment Date	July 15, 2013

Regular Record Dates for Interest	Each January 1st and July 1st

Trustee	The Bank of New York Mellon

Listing	None

Denominations	$2,000 and increments of $1,000 above that amount

Expected Ratings of the Notes	Moody’s: Aa1/Negative

Standard & Poor’s: AA-/Stable

Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by Total Capital Canada Ltd. and TOTAL S.A. and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

CUSIP / ISIN	89153U AE1 / US89153UAE10

Selling Restrictions	European Economic Area, France, United Kingdom, Canada

Joint Book-Running Managers	Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC RBC Capital Markets, LLC SG Americas Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, RBC Capital Markets, LLC toll-free at 1-866-375-6829 or SG Americas Securities, LLC toll-free at 1-855-881-2108.

Final Term Sheet

TOTAL CAPITAL CANADA LTD.

(A wholly-owned subsidiary of TOTAL S.A.)

$1,000,000,000 2.750% Fixed Rate Guaranteed Notes Due 2023

Guaranteed on an unsecured, unsubordinated basis by

TOTAL S.A.

Issuer	Total Capital Canada Ltd.

Guarantee	Payment of the principal of, premium, if any, and interest on the notes is guaranteed by TOTAL S.A.

Format	SEC-registered global notes

Title	$1,000,000,000 2.750% Fixed Rate Guaranteed Notes due 2023

Total Initial Principal Amount Being Issued	$1,000,000,000

Issue Price	99.819%

Pricing Date	January 10, 2013

Expected Settlement Date	January 17, 2013 (T+5)

Maturity Date	July 15, 2023, unless earlier redeemed

Day Count	30/360

Business Day Convention	Following, unadjusted

Optional Redemption Terms	Make-whole call at Treasury Rate plus 15 basis points

Tax call at par

Interest Rate	2.750% per annum

Benchmark Treasury	1.625% due Nov 2022

Benchmark Treasury Price	97-20

Benchmark Treasury Yield	1.890%

Spread to Benchmark Treasury	Plus 88 bps

Yield to Maturity	2.770%

Date Interest Starts Accruing	January 17, 2013

Interest Payment Dates	Each July 15 and January 15

First Interest Payment Date	July 15, 2013

Regular Record Dates for Interest	Each January 1st and July 1st

Trustee	The Bank of New York Mellon

Listing	None

Denominations	$2,000 and increments of $1,000

Expected Ratings of the Notes	Moody’s: Aa1/Negative

Standard & Poor’s: AA-/Stable

Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by Total Capital Canada Ltd. and TOTAL S.A. and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

CUSIP / ISIN	89153U AF8 / US89153UAF84

Selling Restrictions	European Economic Area, France, UK, Canada

Joint Book-Running Managers	Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC RBC Capital Markets, LLC SG Americas Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, RBC Capital Markets, LLC toll-free at 1-866-375-6829 or SG Americas Securities, LLC toll-free at 1-855-881-2108.